Exhibit 99.1

NEWS - FOR IMMEDIATE RELEASE	NYSE American: GORO

GOLD RESOURCE CORPORATION ANNOUNCES FINANCIAL RESULTS FOR THE THIRD QUARTER 2022 AND REITERATES 2022 PRODUCTION AND COST GUIDANCE

•	CASH BALANCE OF OVER $22 MILLION
•	OVER $24 MILLION INVESTED IN CAPITAL AND EXPLORATION
•	THIRD QUARTER LOSS OF $9.7 MILLION IS A RESULT OF
◾	LOWER METAL PRICES
◾	HIGHER DEPRECIATION EXPENSE DUE TO LOWER MINERAL RESERVE BASE
◾	BACK FORTY PROJECT FEASIBILITY STUDY WORK & PERMITTING EXPENSES

Denver, Colorado – October 31, 2022 – Gold Resource Corporation (NYSE American: GORO) (the “Company”) sold a total of 5,478 ounces of gold and 225,012 ounces of silver in Q3 2022 for a gold equivalent total of 8,042 ounces. Additionally, the Company sold 2,943 tonnes of zinc, 282 tonnes of copper, and 1,056 tonnes of lead.

Allen Palmiere, President and CEO said “The implementation of safety programs has been our top priority in 2021 and 2022 to address ground support and ventilation issues. The disciplined approach had an impact on production volumes, mine development and exploration. With that said, we are still on track to meet our 2022 guidance. We are putting safety first at the temporary cost of production. During the quarter we continued to advance the feasibility study and permitting initiatives at the Back Forty Project in Michigan.”

Q3 2022 HIGHLIGHTS

Additional highlights for the third quarter ended September 30, 2022, include:

•	Our balance sheet remains strong, with $22.5 million in cash as of September 30, 2022. The decrease of $11.2 million since December 31, 2021, is after:
o	year-to-date cash inflow of $7.9 million from operating activities, net of $16.2 million in income tax payments for tax years 2021 and 2022;
o	$6.9 million investment in the Back Forty Project feasibility study and permitting work;
o

investing Canadian dollar (“C$”) 2.4 million (or US dollar $1.7 million) in Maritime Resources Corp., ticker symbol “MAE.V” on the Toronto Stock Exchange—Venture Exchange (“TSX-V”), in exchange for 9.9% of the company’s issued and outstanding shares via a private placement;

o	investing $14.1 million in capital expenditures; and
o	distributing to shareholders $2.7 million in dividends ($0.9 million this quarter, totaling over $122 million since 2010).
•	The Don David Gold Mine safety program aims to bolster the overall health and safety culture.
o	There were no lost time incidents during the third quarter of 2022.
o	The year-to-date lost time injury frequency rate per million hours of 2.76 is substantially below the Camimex (Mexican Chamber of Mines) benchmark of 5.28[1].

[1]	https://www.camimex.org.mx/index.php/estadisticas/Seguridad

o	During the third quarter of 2022, production, mine development, and exploration were deliberately and temporarily slowed to improve safety specific to ground support and ventilation.
•	Working capital was $28.9 million at September 30, 2022, $0.4 million lower than at December 31, 2021. The decrease is primarily due to a decrease in cash discussed above.
•

Total cash cost for the quarter was $1,103 per gold equivalent (“AuEq”) ounce (after co-product credits) and Total all-in sustaining cost for the quarter was $1,831 per AuEq ounce (after co-product credits). Both non-GAAP measures were higher in the quarter due to the impact of lower co-product credits as a result of lower base metal prices [2]

[2]	See Management’s Discussion and Analysis of Financial Condition and Results of Operations – Non-GAAP Measures below for a reconciliation of non-GAAP measures to applicable GAAP measures.

Trending Highlights

	2021				2022
	Q1	Q2	Q3	Q4	Q1	Q2	Q3
Operating Data
Total tonnes milled	138,980	129,590	98,010	135,398	136,844	129,099	110,682
Average Grade
Gold (g/t)	1.68	1.93	2.68	1.93	3.00	2.63	1.98
Silver (g/t)	72	77	91	82	81	64	80
Copper (%)	0.43	0.36	0.37	0.38	0.41	0.32	0.37
Lead (%)	1.70	1.63	2.29	2.17	1.97	1.99	1.59
Zinc (%)	4.29	3.64	4.79	4.77	4.89	4.00	4.21
Metal production (before payable metal deductions)
Gold (ozs.)	6,097	6,555	6,933	6,853	11,187	9,317	5,851
Silver (ozs.)	307,610	295,979	265,829	330,873	332,292	249,088	261,256
Copper (tonnes)	441	368	284	413	431	303	296
Lead (tonnes)	1,737	1,654	1,808	2,345	2,073	2,020	1,249
Zinc (tonnes)	4,377	3,683	3,920	5,349	5,562	4,282	3,901
Metal produced and sold
Gold (ozs.)	5,019	5,697	5,809	6,119	8,381	8,746	5,478
Silver (ozs.)	253,061	270,321	255,394	287,805	265,407	231,622	225,012
Copper (tonnes)	382	365	268	405	408	286	282
Lead (tonnes)	1,176	1,214	1,550	2,059	1,639	1,755	1,056
Zinc (tonnes)	3,134	3,193	3,059	4,167	4,359	3,590	2,943
Average metal prices realized
Gold ($per oz.)	$1,787	$1,822	$1,762	$1,811	$1,898	$1,874	$1,627
Silver ($per oz.)	$26.77	$26.88	$23.19	$23.51	$23.94	$22.05	$18.54
Copper ($per tonne)	$8,873	$10,375	$9,092	$9,768	$10,144	$9,275	$7,115
Lead ($per tonne)	$2,082	$2,162	$2,397	$2,339	$2,347	$2,168	$1,882
Zinc ($per tonne)	$2,797	$2,945	$3,032	$3,466	$3,842	$4,338	$3,186
Precious metal gold equivalent ounces sold
Gold Ounces	5,019	5,697	5,809	6,119	8,381	8,746	5,478
Gold Equivalent Ounces from Silver	3,791	3,999	3,356	3,736	3,348	2,729	2,564
Total AuEq oz	8,810	9,696	9,165	9,855	11,729	11,475	8,042
Financial Data ($'s in thousands except for per ounce)
Total sales, net	$27,268	$30,836	$29,029	$38,063	$45,417	$37,064	$23,869
Earnings from mining operations before depreciation and amortization	11,974	11,259	11,766	17,744	25,281	15,281	4,431
Total cash cost after co-product credits per AuEq oz sold	408	713	466	73	(121)	247	1,103
Total consolidated all-in sustaining cost after co-product credits per AuEq oz sold	937	1,280	1,031	451	499	799	1,831
Production Costs	15,243	19,523	17,216	20,252	20,074	21,722	19,380
Production Costs/Tonnes Milled	110	151	176	150	147	168	175
Earnings before interest, taxes, depreciation and amortization	8,520	7,413	7,402	10,304	15,328	13,716	(3,338)
Operating Cash Flows	6,831	9,298	5,743	12,911	4,230	7,976	(4,292)
Net income	2,527	1,283	1,529	2,689	4,019	2,673	(9,730)
Earnings per share - basic	$0.03	$0.02	$0.02	$0.03	$0.05	$0.03	($0.11)

2022 Capital and Exploration Investment Summary

		For the nine months ended September 30, 2022	2022 full year projection

		(in thousands)
Sustaining Investments:
Underground Development	Capital	$5,251	$7.0 - 8.0 million
Infill Drilling and Exploration Development	Capital	5,056	7.0 - 7.5 million
Other Sustaining Capital	Capital	1,922	2.0 - 2.5 million
Subtotal of Sustaining Investments:		12,229
Growth Investments:
DDGM growth:
Gold Regrind	Capital	745	-
Dry Stack Completion	Capital	1,149	-
Surface Exploration / Other	Exploration	1,641	2.0 - 2.5 million
Underground Exploration Drilling	Exploration	1,549	2.0 - 2.5 million
Back Forty growth:
Back Forty Feasibility Study & Permits	Exploration	6,925	9.0-9.5 million
Subtotal of Growth Investments:		12,009
Total Capital and Exploration:		$24,238	$29.0 - 32.5 million

The Company’s investment in Mexico continued in the third quarter of 2022 totaling $17.3 million year-to-date. Our investment in Mexico is focused on favorably impacting our environment, social and governance programs while creating operational efficiencies and longevity. At the Back Forty Project, $6.9 million has been invested in feasibility and permitting initiatives year-to-date.

Underground and Exploration Development:

Mine development during the quarter included ramps and access to different areas of the deposit, ventilation shafts, and exploration development drifts. A total of 3,210 meters of development, at a cost of $7.5 million (864 meters at a cost of $2.2 million in the third quarter), was completed during the year through September 30, 2022. Through September 30, 2022, underground mine development was $5.3 million and exploration development was $2.2 million (included in Infill Drilling and Exploration Development in the table above). As part of ongoing safety initiatives, the Company also invested in additional ground support and improved ventilation for the mine, which deliberately but temporarily slowed underground and exploration development. We plan to invest a total of $7.0 million to $8.0 million in underground development and an additional $3.5 million to $4.0 million in exploration development in 2022.

Back Forty Feasibility and Permitting:

Work on the optimized feasibility study progressed during the third quarter of 2022. Mine planning, process plant design and site layout and infrastructure were significantly completed during the quarter. Current initiatives are focused on finalizing the financial models with operating and capital costs, which may be subject to some volatility due to the inflationary market conditions. Environmental and cultural resource considerations have been a key factor in the overall project design. On August 5, 2022, the Company was invited by Michigan’s Department of Environment, Great Lakes and Energy to participate in a Scoping Environmental Impact Assessment Meeting to present the initial site plan and other key improvements being incorporated into the Back Forty Project’s optimized feasibility study. This was an opportunity to meet with tribal representatives to promote the Back Forty Project, which is focused on favorably impacting our environment, social and governance programs, while identifying economic and operational efficiencies. The feasibility study work for the Back Forty Project progressed during the third quarter of 2022. Work related to metallurgy and the economic model is expected to continue into 2023. Permit applications will not be submitted with state agencies in Michigan until the completion of the feasibility study.

Q3 2022 Conference Call

The Company will host a conference call Tuesday, November 1, 2022 at 10:00 a.m. Eastern Time.

The conference call will be recorded and posted to the Company’s website later in the day following the conclusion of the call. Following prepared remarks, Allen Palmiere, President and Chief Executive Officer, Alberto Reyes, Chief Operating Officer and Kim Perry, Chief Financial Officer will host a live question and answer (Q&A) session. There are two ways to join the conference call.

To join the conference via webcast, please click on the following link:

https://app.webinar.net/no36p6L10ja

To join the call via telephone, please use the following dial-in details:

Participant Toll Free:	+1 (888) 886-7786
International:	+1 (416) 764-8658
Conference ID:	96525237

Please connect to the conference call at least 10 minutes prior to the start time using one of the connection options listed above.

About GRC:

Gold Resource Corporation is a gold and silver producer, developer, and explorer with its operations centered on the Don David Gold Mine in Oaxaca, Mexico.  Under the direction of an experienced board and senior leadership team, the company’s focus is to unlock the significant upside potential of its existing infrastructure and large land position surrounding the mine in Oaxaca, Mexico and to develop the Back Forty Project in Michigan, USA. For more information, please visit GRC’s website, located at www.goldresourcecorp.com and read the company’s Form 10-K for an understanding of the risk factors associated with its business.

Contacts:

Kim Perry

Chief Financial Officer

Kim.Perry@GRC-USA.com

www.GoldResourcecorp.com